Exhibit 5

Shawn P. Leyden Vice President and Deputy General Counsel	PSEG Services Corporation 80 Park Plaza, T5, Newark, NJ 07102-4194 tel: 973-430-8058 fax: 973-639-0741

November 8, 2021

Public Service Enterprise Group Incorporated

80 Park Plaza

P.O. Box 1171

Newark, NJ 07102

Re:	Public Service Enterprise Group Incorporated

Registration Statement on Form S-3 (No. 333-250825)

Ladies and Gentlemen:

This opinion is furnished in connection with the issuance and sale by Public Service Enterprise Group Incorporated (the “Company”) of $750,000,000 aggregate principal amount of its 0.841% Senior Notes due November 8, 2023 (the “2023 Notes”) and $750,000,000 aggregate principal amount of its 2.450% Senior Notes due November 15, 2031 (the “2031 Notes” and together with the 2023 Notes, the “Notes”) pursuant to (i) the Company’s Registration Statement on Form S-3, Registration No. 333-250825 (the “Registration Statement”); (ii) the base prospectus constituting a part of the Registration Statement, dated November 20, 2020 (the “Base Prospectus”), relating to the offering from time to time of certain debt securities of the Company, among other securities, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”); and (iii) the prospectus supplement, dated November 4, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Notes were issued under the Indenture, dated as of November 1, 1998 (as amended and supplemented to the date hereof, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

I have examined the Registration Statement, the Prospectus, the Indenture, the global certificates representing each series of Notes and such other agreements, instruments, documents and records and such certificates or comparable documents of public officials which I deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

Based on such examination, I am of the opinion that the Notes, assuming the due authentication thereof by the Trustee pursuant to the Indenture, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinion is given as of the date hereof and is limited to matters arising under laws of the State of New Jersey as in effect on the date hereof and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. I hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

Very truly yours,

/s/ Shawn P. Leyden

Shawn P. Leyden
Vice President and Deputy General Counsel
PSEG Services Corporation

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